Exhibit 10.10

November 13, 2020

Cyrus Harmon

VIA EMAIL

Re:	Employment Terms

Dear Cyrus:

As you know, you are currently employed by Olema Pharmaceuticals, Inc. (the “Company”) as its Chief Technology Officer, pursuant to the terms of an offer letter from the Company dated June 15, 2020 (the “Offer Letter”). In connection with your continuing employment, you and the Company are hereby agreeing to the amended terms of employment set forth herein. The terms set forth in this offer letter (“Agreement”) amend, restate, supersede and replace the terms set forth in the Offer Letter in their entirety.

1.            Position; Duties. You will remain employed as Chief Technology Officer, reporting directly to the Company’s Chief Executive Officer, based in the Company’s San Francisco area offices or at other locations as mutually agreed. You agree to devote your commercially reasonable efforts and full business time, skill and attention to the performance of your duties. You are also required to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

2.            Salary. Your annual base salary will remain $500,000, less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices, as may be in effect from time to time.

3.            Benefits. You will continue to be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion.

4.            Equity Awards. You have previously been granted various equity interests in the Company (the “Awards”). The Awards will continue to be governed by the terms of the existing plan documents, award agreements and grant notices. You will be eligible for future equity awards as determined by the Company’s Board of Directors and/or its Compensation Committee (the “Board”).

5.            Performance Bonuses. You will continue to be eligible to earn an annual incentive bonus, with a target equal to 40% of your annual base salary. Whether you receive a bonus, and the amount of any such bonus, shall be determined by the Board in its reasonable discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Chief Executive Officer and other criteria to be determined by the Board. Any annual bonus shall be paid within 30 days after the Board’s determination that a bonus shall be awarded and in any event shall be paid by March 15 for the immediately preceding year. If your employment terminates for any reason prior to the end of the calendar year, then you will not have earned a bonus for that year and will not receive any portion of it. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below), or you resign for Good Reason (as defined below), in either case after the end of a calendar year, but before the bonus for that year has been paid, then you will remain eligible to a bonus for that preceding year, to be awarded and paid on the same terms as the remaining executive team.

6.            At Will Employment; Severance.

(a)            At-Will Employment. Your employment with Company will remain “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.

(b)            Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined herein), or if you resign without Good Reason (as defined below), or if your employment terminates as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.

(c)            Termination without Cause or Resignation for Good Reason Unrelated to Change in Control. If, at any time outside the Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the preconditions set forth in Section 7 below, you shall be entitled to receive the following severance benefits:

(i)            The Company will pay you an amount equal to 12 months of your then-current base salary (excluding any salary reduction that served as the basis for any Good Reason resignation), less all applicable withholdings and deductions, paid over such 12-month period, on the schedule described in Section 7 below.

(ii)           You will remain eligible for an annual bonus for the year in which your Separation from Service is effective, with the bonus amount to be determined by the Board (or the Compensation Committee thereof) based on corporate performance during the year, and then prorated based on your months of service during the applicable bonus year. Any bonus awarded will be subject to deductions and withholdings and paid at the same time as when bonuses are paid to the rest of senior management.

(iii)          If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 12 month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

(iii)          The Company will accelerate the vesting of the option award that was granted to you in connection with the commencement of your employment such that 50% of the then unvested shares shall be deemed vested and exercisable; and in the event your separation occurs within 12 months following the initial public offering of the Company’s shares, then the Company will accelerate the vesting of the option award that was granted to you in connection with the commencement of your employment such that 100% of the then unvested shares shall be deemed vested and exercisable.

(d)           Termination without Cause or Resignation for Good Reason In Connection With Change in Control. If, at any time within the Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a Separation from Service, then subject to the preconditions set forth in Section 7 below, you shall be entitled to receive the following severance benefits:

(i)            The Company will pay you a lump-sum amount equal to 12 months of your then-current base salary plus your target bonus for the year in which your termination occurs (less deductions and withholdings)(excluding any salary or bonus reduction that served as the basis for any Good Reason resignation).

(ii)           You will remain eligible for an annual bonus for the year in which your Separation from Service is effective, with the bonus amount to be determined by the Board (or the Compensation Committee thereof) based on corporate performance during the year, and then prorated based on your months of service during the applicable bonus year. Any bonus awarded will be subject to deductions and withholdings and paid at the same time as when bonuses are paid to the rest of senior management.

(iii)          If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 12 month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and

(iii)          The Company will accelerate the time-based vesting of your equity grants such that you will be deemed fully vested as to service in all such shares.

7.            Severance Conditions. Your receipt of the severance benefits set forth in Section 6 is conditional upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Invention Assignment Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company within 60 days following your termination date. The salary continuation set forth in Section 6(c)(i) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the effectiveness of the release, with the balance of the salary continuation being paid as originally scheduled.

8.            Definitions.

(a)            Cause. For purposes of this Agreement, “Cause” means any of the following: (i) theft, breach of fiduciary duty, or intentional falsification of Company documents or records; (ii) material failure to abide by any Company policy after written notice from the Company regarding failure to abide by such policy; (iii) intentional and unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act that has a material detrimental effect on the Company’s reputation or business; (v) repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach of any contractual or legal obligation to the Company and the failure to cure within ten days after delivery of written notice thereof (to the extent such breach or violation is curable); or (vii) conviction (including any plea of guilty or nolo contendere) of any felony.

(b)            Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have resigned based on the occurrence of any of the following events: (i) a material diminution in your total target cash compensation (base and bonus) of more than 10% except for across-the-board salary reductions similarly affecting all or substantially all senior executives of the Company; (ii) a change in the geographic location of your primary place of work that results in an increase in your one-way commute by more than 25 miles (provided, however, that this subclause (ii) shall only be applicable after the Company resumes normal in-person office operations in connection with the COVID-19 pandemic); (iii) a material reduction in your job duties or responsibilities reporting directly to the Chief Executive Officer; or (iv) a material breach of this Agreement by the Company; provided, however, that you shall not be deemed to have Good Reason by reason of clause (iv) if the Company survives as a separate legal entity following a Change in Control and you hold materially the same position in such legal entity as before the Change in Control. A resignation will only be for Good Reason if you deliver written notice of such condition to the Company within 30 days after the initial occurrence of such condition, the Company has failed to cure such condition within 30 days after the delivery of such notice, and you in fact resign within 45 days after you deliver the initial notice.

(c)            Change in Control. For purposes of this Agreement, “Change in Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below); (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(d)            Change in Control Period. For purposes of this Agreement, the “Change in Control Period” shall be the period starting three months before the effective date of a Change in Control and extending through the period ending 18 months following the effective date of a Change in Control.

9.            Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10.          280G.

(a)            If any payment or benefit you will or may receive from the Company or from another source (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion, up to and including the total, of the Payment after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), that results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)            Notwithstanding any provision of paragraph (a) to the contrary, if the reduction method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the reduction method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

11.          Confidentiality Obligations. You are required to remain in compliance with the terms of your Employee Proprietary Information and Invention Assignment Agreement.

12.          Arbitration. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or your employment with the Company (including but not limited to all statutory claims); or the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13.          Miscellaneous. This Agreement (including the agreement referenced herein) is the complete and exclusive statement of your agreement with the Company on the subject matters herein, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral (including those set forth in the Offer Letter). It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

If you agree to the terms and conditions set forth herein, please sign below.

Best regards,

/s/ Sean Bohen
Sean Bohen, M.D., Ph.D.
Chief Executive Officer

Accepted and agreed:

/s/ Cyrus Harmon
Cyrus Harmon

Date: November 13, 2020